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                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. )

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Check the appropriate box:

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[ ]      Confidential for use of the Commission Only (as permitted by Rule
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[ ]      Definitive Proxy Statement

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[X]      Soliciting Material Pursuant to ss. 240.14a-11(c) or
         ss. 240.14a-12


                             Detection Systems, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                  Ultrak, Inc.
                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)


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


                     Ultrak Announces Third Quarter Results

             Investment Bank to Be Selected to Facilitate Review of
              Strategic Alternatives Including Sale of the Company

LEWISVILLE, Texas, Nov. 13 -- Ultrak, Inc. (Nasdaq: ULTK - news) today announced sales of $47,265,151 for the third quarter ended September 30, 2000, compared to $51,281,007 in the same period last year. Third quarter revenues reflect the absence of Intervision (UK) which was sold last quarter, as well as the sharp drop in the Euro. Adjusting for these items, revenues were up slightly year over year. The Company's forward works list of new projects is now growing steadily and response to its new products at the two largest security shows, recently held in the U.S. and Europe, were the best Ultrak has experienced.

Gross profit margins were 29.7% compared to 30.9% in the previous quarter and 32.9% in the third quarter of 1999. This decline in gross profit is primarily driven by slower system sales and the adverse impact of the weaker Euro. Even though new systems started to ship, the sales levels are in the infancy of their launch and did not have a material impact. At the same time, the drop in the Euro hurt a great deal since many of Ultrak's product purchases are denominated in U.S. dollars.

Operating loss for the third quarter of 2000 was ($2,278,459) before special charges of ($1,361,241) compared to profits of $1,397,824 in the third quarter of 1999 and $675,604 in the second quarter of this year. The greatest contributor to the loss was in Europe. Operations before income taxes resulted in a loss of ($4,589,760) compared to $1,536,421 in the same period last year and a $138,332 in the second quarter of this year. Basic and diluted earnings
(loss) per share from continuing operations for the third quarter of 2000 were ($0.33) on 11,709,514 weighted average shares outstanding, compared to $0.07 on 12,226,365 weighted average shares in the third quarter of 1999 and $0.00 in the second quarter of this year.

The special charges of $1,361,241 were split between costs associated with the severance of management personnel and legal fees incurred with respect to the Detection Systems proxy contest.

Cutting Costs and Regaining Profitability

Aggressive steps to cut operating costs are underway. Ultrak plans to reduce costs (excluding depreciation and amortization) by 13% in 2001 compared to this year. Most of the reductions will be made before year-end. Capital expenditures will be much less than depreciation and amortization charges next year, thus generating cash in excess of earnings. Inventory levels will be further reduced. The new management team is streamlining and consolidating operations at every level. However, in an effort to capitalize on a strong product line, outside sales positions are being increased, an outbound telemarketing sales program is being established and product management is being strengthened.

A new five-year plan is being developed that begins with establishing a new base line of profitable operations at current revenue levels and then building from there. Management believes this is a strong and achievable plan and is valid whether the Company is acquired or remains independent. "As you might suppose, companies we are talking with are very interested in this plan," stated George Broady, Chairman and CEO of Ultrak, Inc.

Detection Systems Inc. Shareholdings

Ultrak currently owns 21% of publicly traded Detection Systems Inc. (Nasdaq:
DETC - news) and is by far the largest single shareholder. Despite this fact, Detection Systems denied Ultrak's request for a board seat and, as a result, Ultrak was unable to express its views of what might be in the best interest of all shareholders. Two members of management had extraordinarily rich golden parachutes in relation to the size of DETC, which would reduce the value of the company's shares in the event of a change in control of sale of DETC. Ultrak has filed a lawsuit challenging this and, on the eve of oral arguments before a court, the golden parachutes were amended by Detection Systems.

Ultrak has continually tried to realize the enterprise value of the stock it holds through the sale of Detection Systems. Such a sale would greatly increase Ultrak's liquidity. (Based on an initial offering price from Robert Bosch GmbH, a private German company with revenues in excess of $30 billion, Ultrak would receive over $18 million.)

Ultrak believes that other shareholders of Detection Systems agree that DETC should be sold and is currently engaged in a proxy contest to put three new directors on the board of DETC who are committed to maximizing shareholder value by selling DETC (there can be no assurance that, if elected, the new directors will be able to cause the sale of DETC or as to the price at which DETC might be sold). The meeting date to elect the new board is December 19, 2000. Ultrak is encouraged by the many calls and letters from other DETC shareholders supporting its position.

In Talks with Interested Parties and Choosing an Investment Banker

On November 1, 2000, it was announced that Ultrak was in talks with interested parties regarding strategic alternatives, including the possible sale of the Company. These talks are continuing and some due diligence has already taken place. Ultrak is engaging an investment bank to facilitate the process and provide additional protection for the interests of its shareholders. This engagement should be completed shortly. To date, the interested parties have been strategic buyers who would want to build on the established infrastructure, thus offering continued excellent products and services for its customers and fine career opportunities for its people as well. There can be no assurance any transaction will be consummated.

Ultrak is a publicly-held corporation that designs, manufactures, markets and services innovative electronic products and systems for the security and surveillance, industrial and medical video, and professional audio markets. The Company sells its products to distributors, dealers, system integrators, retailers and mass-merchants (for resale). Headquartered in Lewisville (Dallas), Texas, Ultrak has multiple facilities throughout the United States, Europe, Asia and South Africa. Enterprise Security Solutions (ESS) from Ultrak set new standards in quality, performance and value for large organizations interested in protecting their assets and improving operating efficiency. Access control, CCTV, alarm management, and public address functions are integrated and optimized. Existing telecommunications and IT infrastructures are leveraged to best advantage, security operations simplified and system life-cycle costs reduced. And, in


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progressive organizations, ESS functions like remote video surveillance are utilized to achieve improvements in operating efficiency and support the bottom-line mission of the enterprise.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including the timely development and acceptance of new products, the impact of competitive products and pricing, and the other risks detailed from time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 1999 and quarterly reports on Form 10-Q for the quarters ended March 31, 2000, and June 30, 2000.

                                                    ULTRAK, INC. and SUBSIDIARIES
                                                CONSOLIDATED STATEMENTS of OPERATIONS

                                 Three Months Ended    Three Months Ended    Nine Months Ended     Nine Months Ended
                                   Sept. 30, 2000        Sept. 30, 1999        Sept. 30, 2000       Sept. 30, 1999
                                     (unaudited)          (unaudited)           (unaudited)           (unaudited)

Net sales                            $47,265,151           51,281,007           153,318,092             52,273,218

Cost of sales                         33,240,800           34,411,019           106,437,978            102,380,523

   Gross profit                       14,024,351           16,869,988            46,880,114             49,892,695

   Gross profit %                           29.7%                32.9%                 30.6%                  32.8%

Other operating costs:

   Marketing and sales                 8,909,798            8,339,484            26,727,700             25,001,207

   General and administrative          5,705,912            5,564,164            16,693,767             16,109,128

   Depreciation and goodwill           1,687,100            1,568,516             4,911,927              4,457,409
     amortization

   Special charges                    (1,361,241)                 ---            (1,361,241)             3,875,000
                                 -----------------------------------------------------------------------------------
                                      17,664,051           15,472,164            49,694,635             49,442,744


Operating profit (loss)               (3,639,700)           1,397,824            (2,814,521)               449,951

Other (expense) income:

   Interest expense, net              (1,035,776)            (710,641)           (2,817,097)            (2,141,309)

   Equity in income of                   230,000              450,000               554,000              1,300,000
     Detection Systems, Inc.

   Other, net                           (144,284)             399,238              (124,746)             1,229,977

                                 -----------------------------------------------------------------------------------
                                        (950,060)             138,597            (2,387,843)               388,668


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INCOME (LOSS) FROM OPERATIONS         (4,589,760)           1,536,421            (5,202,364)               838,619
BEFORE INCOME TAXES


Income tax benefit (expense)             786,737             (660,661)            1,040,473               (360,606)


INCOME (LOSS) FROM CONTINUING         (3,803,023)             875,760            (4,161,891)               478,013
OPERATIONS


NET INCOME (LOSS)                     (3,803,023)             875,760            (4,161,891)               478,013


Dividend requirements on                 (29,302)             (29,302)              (87,908)               (87,908)
preferred stock

Net income (loss) allocable to       $(3,832,325)             846,458            (4,249,799)               390,105
common stockholders

Net income (loss) per share:

   Basic                                  ($0.33)               $0.07                ($0.36)                 $0.03

   Diluted                                ($0.33)               $0.07                ($0.36)                 $0.03

Number of common shares used
in computations:

   Basic                              11,709,514           11,646,944            11,676,559             11,672,288

   Diluted                            11,709,514           12,226,365            11,676,559             12,371,622


The accompanying notes are an integral part of the consolidated financial statements.